Exhibit 10.3
WELLS FARGO BANK, N.A.
Trade Services – Standby Letters of Credit Operations
One Front Street, 21st Floor, San Francisco, CA 94111
Phone: (800) 798-2815 Option1; Fax: (415) 296-8905; E-Mail: sftrade@wellsfargo.com
Irrevocable Letter of Credit
December 3, 2007
Letter of Credit NZS609824

To:	DMH Campus Investors, LLC (“Beneficiary”)
c/o Veralliance Properties, Inc.
8910 University Center Lane, Suite 630
San Diego, California 92122
Ladies and Gentlemen:
We hereby issue in your favor our Irrevocable Letter of Credit NZS609824 at the request and for the account of Neurocrine Biosciences, Inc. (“Applicant”), in an amount of Five Million Seven Hundred and 00/100 U.S. Dollars (US$5,700,000.00) effective immediately and available with Wells Fargo Bank, N.A. at One Front Street – 21st Floor, San Francisco, California 94111, by payment of your draft(s) drawn on us at sight when accompanied by the original of this Letter of Credit and your signed and dated statement worded as follows with the instructions in brackets therein complied with:
“The undersigned, an authorized representative of beneficiary (“Beneficiary”) under Wells Fargo Bank, N.A. Letter of Credit NZS609824 (“Wells Credit”), hereby certifies that the Beneficiary is entitled to and hereby demands payment under Wells Credit in US$[insert drawing amount] pursuant to the lease between DMH Campus Investors, LLC, as Landlord, and Neurocrine Biosciences, Inc., as Tenant, dated [insert date] (the “Lease”), (as such Lease may be amended, restated and replaced from time to time) for premises located at 12780 and 12790 El Camino Real, San Diego, California 92122.”
This Letter of Credit expires at our above office on December 31, 2008, but shall be automatically extended, without written amendment, to December 31st in each succeeding calendar year, unless we have sent written notice to you at your address above by registered mail or express courier that we elect not to extend the expiration date of this Letter of Credit beyond the date specified in such notice, which date will be December 31, 2008 or any subsequent December 31st and be at least sixty (60) calendar days after the date we send you such notice. Upon our sending you such notice of the non-extension of the expiration date of this Letter of Credit, you may also draw under this Letter of Credit by presentation to us at our above address, on or before the expiration date specified in such notice, of your draft drawn on us at sight when accompanied by the original of this Letter of Credit and your signed and dated statement worded as follows with the instructions in brackets therein complied with:
“The undersigned, an authorized representative of beneficiary (“Beneficiary”) under Wells Fargo Bank, N.A. Letter of Credit NZS609824 (“Wells Credit”), hereby certifies that (1) Beneficiary received a written notice from Wells Fargo Bank, N.A. that the Wells Credit will not be extended beyond its current expiration date, and (2) Neurocrine Biosciences, Inc. has failed to deliver a replacement letter of credit in form and substance acceptable to the Beneficiary, and (3) at the time of this statement, Beneficiary has not released Neurocrine Biosciences, Inc.’s obligations under the lease between DMH Campus Investors, LLC, as Landlord, and Neurocrine Biosciences, Inc., as Tenant, dated [insert date] (the “Lease”), (as such Lease may be amended, restated and replaced from time to time) for premises located at 12780 and 12790 El Camino Real, San Diego, California 92122.”
Partial and multiple drawings are permitted under this Letter of Credit. All drafts must be marked: “Drawn under Wells Fargo Bank, N.A. Letter of Credit NZS609824 dated December 3, 2007”.
If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.
This Letter of Credit is transferable one or more times, but in each instance to a single transferee and only in the full amount available to be drawn under the Letter of Credit at the time of such transfer. Any such transfer may be effected only through ourselves and only upon payment of our usual transfer fee and upon presentation to us at our above-specified office of a duly executed instrument of transfer in form and substance acceptable to us together with the original of this Letter of Credit. Any transfer of this Letter of Credit may not change the place of expiration of this Letter of Credit from our above-specified office. Each transfer shall be evidenced by our endorsement on the reverse of the original of this Letter of Credit, and we shall deliver the original of this Letter of Credit so endorsed to the transferee.
No transfer may be made to a person or entity (transferee) who is (1) a specially designated national, terrorist or narcotics trafficker, a blocked entity, or a person or entity with respect to which transactions are prohibited or otherwise restricted, or which is located in or restricted, pursuant to the Foreign Assets Control Regulations of the United States Treasury Department, or (2) subject to a denial order of the U.S. Department of Commerce, Bureau of Export Administration.
All charges in connection with this Letter of Credit are for the account of the applicant, except that any fees in connection with a transfer of this Letter of Credit shall be paid by Beneficiary (1/4% of the amount transferred, minimum $250.00).
This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement whatsoever in this Letter of Credit other than the ISP98. Reference to any document, instrument or agreement mentioned in this Letter of Credit will not be deemed to incorporate into this Letter of Credit such document, instrument or agreement.
We hereby engage with you that drafts drawn under and in compliance with the terms and conditions of this Letter of Credit will be duly honored upon presentation at our above office.
All correspondence and any drawings hereunder are to be directed to Wells Fargo Bank, N.A., One Front Street – 21st Floor, San Francisco, California 94111. Drawings may be presented to us at our above office by hand delivery or delivered to us by U.S. Postal Service mail, registered mail or certified mail or by express courier or overnight courier.
Except as otherwise provided in this Letter of Credit, this Letter of Credit is subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (the “ISP98”).

Very truly yours,

Wells Fargo Bank, N.A.

By:	/s/ Eisa Chau

Name:	Eisa Chau

Title:	Assistant Vice President